Exhibit 99.1

Contact:

Investor Relations

(949) 699-4804

THE WET SEAL, INC. ENTERS INTO

AGREEMENT WITH MICHAEL GOLD

FOOTHILL RANCH, CA, July 12, 2005 — Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) today announced that it had entered into an agreement on July 7, 2005 with Michael Gold to compensate him for his part in the sales turnaround of the Company and provide incentives for his future assistance in achieving the Company’s return to profitability. Mr. Gold has been acting as a consultant to the Company and has been instrumental in both the design and execution of the Company’s new merchandise strategy. Mr. Gold will continue in the role until January 31, 2007.

Mr. Gold will be paid $2.8 million for the fiscal year ending January 28, 2006 (the current fiscal year of the Company) and $1.2 million for the fiscal year ending February 3, 2007.

In addition, Mr. Gold will be awarded 2.0 million shares of restricted stock to vest on January 28, 2006, the last day of this fiscal year, and two tranches of performance shares of 1,750,000 each (the “Shares”). Tranche 1 of the Shares is to vest as follows: 350,000 shares will vest if, at any time after January 1, 2006 and before January 1, 2008, the trailing 20-day weighted average closing price (the “20-Day Average”) equals or exceeds $3.50 per share; an additional 350,000 shares will vest (until tranche 1 is 100% vested) each time the 20-Day Average price of the Company’s stock during the vesting period equals or exceeds $4.00, $4.50, $5.00 and $5.50 per share, respectively. Tranche 2 of the Shares is to vest as follows: 350,000 shares will vest if, at any time after January 1, 2007 and before January 1, 2008, the 20-Day Average equals or exceeds $6.00 per share; an additional 350,000 shares will vest (until tranche 2 is 100% vested) each time the 20-Day Average price of the Company’s stock during the vesting period equals or exceeds $6.50, $7.00, $7.50 and $8.00 per share, respectively. In addition, the tranche 2 Shares to be otherwise earned in calendar year 2007 can vest earlier if sales per square foot of our Wet Seal division average $350 per square foot for any trailing 12 month period and an agreed merchandise margin is maintained.

The Company has not completed its determination of the full amount and timing of the charges it expects to take related to this agreement. However, the Company believes it will take significant charges for its second quarter ending July 30, 2005 and most likely for all future quarters through January 31, 2007. Except for total cash payments of $4.0 million, all other charges will be non-cash.

The Company has agreed to file a registration statement on form S-8 covering the Shares to be issued to Mr. Gold and, if that form of registration is not available, to file one or more registration statements to enable the resale of the Shares when they are vested.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The Company currently operates a total of 398 stores in 46 states, the District of Columbia and Puerto Rico, including 307 Wet Seal stores and 91 Arden B. stores. The company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.